Exhibit 10.7

            , 2014

Mr. David Gold

1216 Sewells Rd.

Toronto, Ontario

M1X 1S1

Canada

Dear David:

I am pleased that you have accepted the role as President-Canadian Operations, effective upon the closing of the combination agreements among the founding companies of Fenix Parts, Inc. (“Fenix”) and the Fenix IPO. In this position, you will have an integral role in the success of Fenix.

As you know, the principal terms of your employment are covered by your employment agreement, which addresses your salary, bonus opportunity and eligibility for participation in Fenix’s stock option plan after its adoption by our board of directors. In the case of any inconsistency between this side letter and your employment agreement, the provisions of this side letter shall prevail.

In connection with your participation in Fenix’s bonus program, during the initial term of your employment agreement, Fenix will guarantee payment to you of a cash bonus of 50% of your base salary. Any references to base salary in your employment agreement will be deemed to include this guaranteed bonus, except when the agreement refers to a percentage of base salary, in which case the base salary to which the percentage is applied will not be deemed to include the guaranteed bonus.

You will continue to have the opportunity to earn a bonus of up to 100% of your base salary depending on Fenix’s attainment of corporate performance goals and your achievement of mutually agreed-on individual performance goals, but any bonus in excess of 50% of base salary will not be guaranteed.

In addition to the compensation that will be provided to you under your employment agreement and in consideration of your new role in Fenix, we will provide you with an initial grant of stock options for approximately 80,000 shares, at an exercise price equal to the closing price on the date of grant, or an award of restricted shares having the same value as the option grant (as determined by the board), or a combination of the two. The mix between options and restricted shares will be determined by our board of directors. The option and restricted stock awards will be subject to the terms of the stock option plan to be adopted by our board.

We look forward to a beneficial and productive relationship.

Sincerely,

Kent Robertson President and Chief Executive Officer